Exhibit 15.4

Consent of Independent Registered Public Accounting Firm

We hereby consent to the inclusion of our report dated January 6, 2025 in the Annual Report on Form 20-F of Zenta Group Company Limited, under the Securities Act of 1934, with respect to the consolidated balance sheets of Zenta Group Company Limited and its subsidiaries (collectively the “Company”) as of September 30, 2024 and 2023, and the related consolidated statements of operations and comprehensive income, changes in shareholders’ equity, and cash flows for each of the years in the two-year period ended September 30, 2024, and the related notes included herein.

/s/ WWC, P.C.
WWC, P.C.
San Mateo, California	Certified Public Accountants
January 20, 2026	PCAOB ID No.1171